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                                                                    Exhibit 3(a)

We, the undersigned, being the Chairman of the Board and Chief Executive Officer, and Secretary, respectively, of Brown-Forman Inc., a corporation organized under the General Corporation Law of the State of Delaware on October 19, 1933 as Brown-Forman Distillery Company, do hereby certify under seal of the Corporation as follows:

 I. The following Restated Certificate of Incorporation correctly sets forth without change the corresponding provisions of the Corporation's certificate of incorporation as heretofore amended, and supersedes the Certificate of Incorporation and all previous amendments thereto:


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               BROWN-FORMAN INC.

FIRST: The name of this Corporation is BROWN-FORMAN INC.

SECOND: The registered office of the Corporation in the State of Delaware is to be located at 1209 Orange Street, City of Wilmington, County of New Castle. The name and post office address of its registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801.

THIRD: The nature of the business and the objects and purposes to be transacted, promoted and carried on by the Corporation are to do, in any part of the world, any and all things herein mentioned and set forth, as fully and to the same extent, to all intents and purposes, as natural persons might or could do, viz:

1. To manufacture, distill, compound, blend, rectify, combine, buy, sell, distribute, deal in, export, import, store and warehouse all kinds of distilled spirits, whiskey, gin, high wines, alcohol and all kinds of cereals, grains, beets, yeasts, oils, molasses, and all articles used or useful in
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   connection with the operation of a distillery, and all products or by-products of such articles;

2. To manufacture, buy, sell, deal in, distribute, store and warehouse such cooperage as may be used or useful in the operation of a distillery;

3. To manufacture, buy, sell, distribute, grow, import, export, store and warehouse all materials and supplies and other articles used or useful or incidental to the operation of a distillery business;

4. To carry on a general distilling, redistilling, compounding, blending, bottling, cooperage, storage and warehousing business;

5. To issue, register, certify, buy, sell, pledge, assign, transfer, exchange, guarantee and otherwise deal in storage or warehouse receipts;

6. To acquire by purchase or otherwise, own, mortgage, pledge, sell, assign, transfer, and otherwise acquire and dispose of and deal in and with goods, wares and merchandise and real and personal property of every class and description wheresoever situated;

7. To purchase, acquire, hold, guarantee, sell, assign, transfer, mortgage, pledge, exchange, or otherwise dispose of shares of the capital stock, bonds, debentures, evidences of indebtedness and other securities of any corporation or association, whether foreign or domestic, private or governmental, whether now or hereafter organized, and to issue in exchange therefore its own stocks, bonds or other obligations or securities, and while the holder of any such shares of stock or other securities to exercise all the rights, powers and privileges of ownership, including the right to vote thereon to the same extent as a natural person might or could do;

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8. To sell or in any manner dispose of, mortgage or pledge any stock, bonds or other obligations or any property, real or personal, which at any time may be held by the Corporation as and when and upon such terms and conditions as the Board of Directors shall determine;

9. To acquire all or any part of the good will, rights, property and business of any person, entity, partnership, association or corporation heretofore or hereafter engaged in any business similar to any business which the Corporation has power to conduct, to pay for the same in cash or in stock, bonds or other obligations of the Corporation or otherwise, to hold, utilize and in any manner dispose of the whole or any part of the rights and property so acquired, and to assume in connection therewith any liabilities of any such person, entity, partnership, association or corporation and conduct in any lawful manner the whole or any part of the business thus acquired;

10. To acquire, hold, use, sell, assign, lease and grant licenses in respect of, mortgage or otherwise dispose of, letters patent of the United States, or any foreign country, patents, patent rights, licenses and privileges, inventions, improvements and processes, trademarks, and trade-names, relating to or useful in connection with any business of the Corporation;

11. To enter into, make, perform and carry out contracts of every kind for any lawful purpose without limit as to amount, with any person, firm, association or corporation, municipality, country, state, territory, government or other municipal or governmental sub-division;

12. From time to time, without limit as to amount, to borrow or raise moneys for any of the purposes of the Corporation and to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures

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    and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment thereof and of the interest thereon by mortgage on, or pledge, conveyance or assignment in trust of, the whole or any part of the assets of the Corporation, real, personal or fixed, including contract rights, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such securities or other obligations of the Corporation for its corporate purposes. To loan its uninvested funds and/or surplus from time to time to such extent as the Corporation may deem advisable, with such security, if any, as the Board of Directors may determine.

13. To purchase, hold, sell, transfer, reissue or cancel the shares of its own capital stock (subject to the restriction hereinafter set forth with respect to the reissue of its Preferred Stock) or any securities or other obligations of the Corporation in the manner and to the extent now or hereafter permitted by the laws of Delaware;

14. The Corporation may conduct its business in the State of Delaware, in other states, the District of Columbia, the territories and colonies of the United States, and in foreign countries, and may hold, own, improve, mortgage, sell, convey, and otherwise dispose of real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in all foreign countries, subject to the laws of such state, district, territory, colony or country;

15. In general, to carry on any other business in connection with the foregoing, whether manufacturing or otherwise, and to have and to do any and all things incident to or in connection with the objects and purposes of the Corporation hereinabove set forth; provided, however, that the Corporation shall not in any state, territory, district, possession or country carry on any business, or exercise any powers, which a corporation organized under the laws thereof could not carry on or exercise.

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    It is the intention that the objects specified in this Third clause shall, except where otherwise expressed in said clause, be in no wise limited or restricted by reference to or inference from the terms of any other clause in this Certificate of Incorporation, but that the several objects specified in this clause shall be regarded as independent objects, nor shall anything in this clause be held to limit or restrict, in any manner, the powers of this Corporation.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty-Five Million, One Hundred Seventy-Seven Thousand, Nine Hundred and Forty-Eight (55,177,948) shares, divided into (a) One Million, One Hundred Seventy-Seven Thousand, Nine Hundred Forty-Eight) (1,177,948) shares of Preferred Stock of the par value of Ten Dollars ($10) each; (b) Eighteen Million (18,000,000) shares of Class A Common Stock of the par value of Fifteen Cents (15c) each, and (c) Thirty-Six Million (36,000,000) shares of Class B Common Stock of the par value of Fifteen Cents (15c) each.

RIGHTS OF PREFERRED STOCK:

The holders of the Preferred Stock shall be entitled to receive dividends at the rate of, but never exceeding Forty Cents (40c) per share per annum, payable quarterly, on the first days of January, April, July, and October in each year, such dividends to be paid only out of such surplus or net earnings of the Corporation as shall be made applicable to the payment of such dividends by the Board of Directors. Such dividends shall be cumulative from July 1, 1948, and shall be payable before any dividends shall be paid on, or set apart for, the Common Stock, so that if in any year dividends amounting to Forty Cents (40c) per share shall not have been paid on the Preferred Stock, the deficiency shall be payable before any dividends shall be paid on, or set apart for, the Common Stock.

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled to be paid in

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full out of the assets of the Corporation the sum of Ten Dollars ($10) per share, together with the unpaid dividends accrued thereon, before any amount shall be paid out of such assets to the holders of the Common Stock, and after such payment in full to the holders of the Preferred stock, the remaining assets shall be divided among and paid to the holders of the Common Stock of both Classes, share and share alike. The consolidation or merger of the Corporation with or into any other corporation or corporations, in pursuance of the statutes of Delaware providing for consolidation or merger, shall not be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of any of the provisions of this Amended Certificate of Incorporation.

The holders of the Preferred Stock shall have no voting powers in the election of directors, or on any question, except as otherwise provided by the laws of Delaware.

CONVERSION OF THE HERETOFORE ISSUED SHARES OF CLASS A COMMON STOCK AND OF CLASS B COMMON STOCK:

Each of the heretofore issued shares of Class A Common Stock, par value Thirty Cents (30c) per share, is hereby changed into Two (2) shares of Class A Common Stock, par value Fifteen Cents (15c) per share, and each of the heretofore issued shares of Class B Common Stock, par value Thirty Cents (30c) per share, is hereby changed into Two (2) shares of Class B Common Stock, par value Fifteen Cents (15c) per share. Each issued stock certificate of the Corporation which immediately prior to the time this Amendment becomes effective represented one or more shares of Class A Common Stock, par value Thirty Cents (30c) per share, shall thereafter represent the same number of shares of Class A Common Stock, par value Fifteen Cents (15c) per share; and each issued stock certificate of the Corporation which immediately prior to the time this Amendment becomes effective represented one or more shares of Class B Common Stock, par value Thirty Cents (30c) per share, shall thereafter represent the same number of shares of Class B Common Stock, par value Fifteen Cents (15c) per share. To each holder of the issued shares of Class A Common Stock of the

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Corporation of record on its books immediately prior to the time this Amendment becomes effective, the Corporation shall issue and deliver an additional stock certificate (or certificates) for a number of shares of its class A Common Stock, equal in the aggregate, to the number of issued shares of Class A Common Stock registered in the name of such stockholder at said time; and to each holder of the issued shares of Class B Common Stock of the Corporation of record on its books immediately prior to the time this Amendment becomes effective, the Corporation shall issue and deliver an additional stock certificate (or certificates) for a number of shares of its Class B Common Stock equal, in the aggregate, to the number of issued shares of Class B Common Stock registered in the name of such stockholder at said time.

The remaining authorized but unissued shares of Class A Common Stock and of Class B Common Stock may be issued and sold from time to time by the Corporation for such consideration and upon such terms as may from time to time be fixed by the Board of Directors, without action by the stockholders.

RIGHTS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK:

Every share of the common stock of both classes, whenever and for whatever consideration issued, shall be entitled to the same rights as every other share of common stock in all distributions of earnings or assets of the Corporation distributable to the holders of the common stock.

Whenever all cumulative dividends on the Preferred Stock for all previous years shall have been declared and shall have become payable, and the accrued installments for the current year shall have been declared and the Corporation shall have paid such cumulative dividends on the Preferred Stock for the previous years and such accrued installments, or shall have set apart from its surplus or net profits a sum sufficient for the payment thereof, the Board of Directors may forthwith, without waiting for the expiration of the current year, declare dividends on both classes of the common stock, payable then or thereafter out of any remaining surplus or net profits.

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Except as herein provided, the holders of the Class A Common Stock shall have full and exclusive voting powers. The Class B Common Stock shall be in all respects equal and identical to the Class A Common Stock except that the holders of the Class B Common Stock shall have no voting powers in the election of directors, or on any question, except as otherwise provided by the laws of Delaware.

GENERAL PROVISIONS:

The Corporation, on the sole authority of its Board of Directors, shall have the right at any time after July 1, 1957, to redeem and retire all or any part of the shares of the Preferred Stock at such time outstanding upon notice mailed, at least thirty (30) days before the date of redemption, to the holders of the shares of Preferred Stock to be so redeemed, at their last known post office address as shown by the records of the Corporation, by paying Ten Dollars and Twenty-Five Cents ($10.25) per share of the Preferred Stock to be so redeemed, and all unpaid accrued dividends due thereon. In case of the redemption of a part only of the Preferred Stock, the shares to be redeemed shall be selected by lot or in such other manner as the Board of Directors may determine. If notice shall be given as aforesaid, and if the Corporation shall have set apart the funds necessary to effect the redemption of the stock, and any holder of Preferred Stock shall not present his stock to the Corporation for redemption on or before the redemption date specified in the notice, thereupon such stock shall be deemed canceled and retired and shall not thereafter be entitled to receive any further dividends. The moneys so set apart for the redemption of the Preferred Stock shall be paid without interest to the proper owners of such stock upon the surrender to the Corporation of the certificates representing such stock. None of the Preferred Stock so redeemed shall be reissued, but the Corporation shall, from time to time and at any convenient time, cause all such stock to be retired in the manner provided by law and its capital stock to be reduced accordingly.

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No holder of any stock of the Corporation as such shall be entitled an of right to purchase or subscribe for any part of any stock of the Corporation authorized by this Amended Certificate of Incorporation or of any additional stock of any class to be issued by reason of any increase of the authorized stock of the Corporation or of any bonds, certificates of indebtedness, debentures, or other securities convertible into stock of the Corporation, but any stock authorized by this Amended Certificate of Incorporation, or any such additional authorized issue of stock or of securities convertible into stock, may be issued and disposed of by the Board of Directors to such persons, firms, corporations, or associations, and upon such terms as the Board of Directors may in its discretion determine, without offering any thereof on the same terms or on any terms to the stockholders then of record or to any class of stockholders.

FIFTH: This Corporation is to have perpetual existence.

SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever. Stock of the Corporation which has been declared by the Board of Directors to be full paid stock in accordance with the existing laws of the State of Delaware in such case made and provided shall not be liable to any further assessment or call thereon, nor shall the holder thereof be liable for any further payment thereon or in respect thereto, anything herein or in the constitution or law of any other state, territory or dependency or country now in force or hereafter enacted to the contrary notwithstanding.

SEVENTH: The number of Directors of the Corporation shall be fixed by the By-laws and may be altered from time to time as may be provided therein, but shall never be less than three (3). In case of any increase in the number of Directors, the additional Directors may be elected by the Directors then in office or by the Stockholders at any annual or special meeting, as shall be provided in the By-Laws. It shall not be necessary to be a stockholder in order to be a Director.

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EIGHTH: All corporate powers shall be exercised by the Board of Directors except as otherwise provided by statute or by this Certificate of Incorporation.

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter and amend the By-Laws of the Corporation;

To set apart out of any funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created;

To authorize the payment of compensation to the Directors for services to the Corporation, including fees for attendance at meetings of the Board of Directors, and to determine the amounts of such compensation and fees;

The Board of Directors may from time to time create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices at which any such shares may be purchased from the Corporation upon the exercise of any such rights or options shall be such as shall be fixed and stated in a resolution or resolutions adopted by the Board of Directors providing for the creation and issue of such rights or options, and, in every case, set forth or incorporated by reference in the instrument or instruments evidencing such rights or options;

To procure the Corporation to be licensed or recognized in any state, county, city or other municipality of the United States, the District of Columbia, and in any foreign country and in any

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town, city or municipality thereof, to conduct its business and to have one or more offices therein.

From time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the Stockholders, and no Stockholder shall have any right to inspect any account or book or document of this Corporation, except as permitted by statute or authorized by the Board of Directors, or by a resolution of the Stockholders;

If the By-Laws so provide, to designate three (3) or more of their number to constitute an Executive Committee, which Committee shall, for the time being, as provided in the By-Laws of the Corporation, have and exercise any or all of the powers of the Board of Directors in the management of the business and affairs of this Corporation, and have power to authorize the seal of this Corporation to be affixed to all papers which may require it;

Both Stockholders and Directors shall have power, if the By-Laws so provide, to hold their meetings, either within or without the State of Delaware, and to have one or more offices outside the State of Delaware, in addition to the principal office in Delaware; and the books of the Corporation may (subject to the provisions of the statute) be kept outside of the State of Delaware, at such places as may be, from time to time, designated by the Board of Directors;

Pursuant to the affirmative vote of the holders of at least a majority of the shares of stock issued and outstanding and entitled to vote, given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the shares of stock issued and outstanding and entitled to vote, the Board of Directors shall have power and authority at any meeting, to sell, lease or exchange all of the property and assets of this Corporation, including its good will and its corporate franchises, upon such terms and conditions

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as its Board of Directors deems expedient and for the best interests of the
Corporation;

This Corporation may, in its By-Laws, confer powers, additional to the foregoing, upon the Directors, in addition to the powers and authorities expressly conferred upon them by statute.

NINTH: A Director of this Corporation shall not be disqualified by his office from dealing or contracting with this Corporation either as vendor, purchaser, or otherwise nor shall any transaction or contract of this Corporation be void or voidable by reason of the fact that any director or any firm of which any director is a member or any corporation of which any director is a shareholder, officer or director, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved, either (1) by a vote of a majority of a quorum of the Board of Directors without counting in such majority or quorum any director so interested or member of a firm so interested or a shareholder, officer or director of a corporation so interested, or (2) by the written consent or by vote at a stockholders' meeting of the stockholders of record of a majority in number of all the outstanding shares of capital stock of this Corporation entitled to vote; nor shall any director be liable to account to this Corporation for any profits realized by and from or through any such transaction, or contract of this Corporation authorized, ratified or approved as aforesaid by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder, officer or director was interested in such transaction or contract. Nothing herein contained shall create any liability in the events above described or the authorization, ratification or approval of such contracts in any other manner provided by law.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of

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Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 3883 of the Revised Code of 1915 of said State, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 43 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH: Subject in all respects to the provisions and restrictions hereof relating to the Preferred Stock, the Corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on Stockholders herein are granted, subject to this reservation.

II. The Capital of the Corporation will not be reduced under or by reason of this Restated Certificate.

III. In accordance with Section 245(b) of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation of Brown-Forman Inc. was duly approved by the Board of Directors of the Corporation at a meeting duly held on January 29, 1987.

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IV. The Restated Certificate of Incorporation of Brown-Forman Inc. set forth above only restates and integrates and does not further amend the Certificate of Incorporation of Brown-Forman Inc. as heretofore amended, and there is no discrepancy between those provisions and the provisions of the restated certificate.

IN WITNESS WHEREOF, this Certificate is made under the seal of said Brown-Forman Inc. and signed by W.L. Lyons Brown, Jr., its Chairman of the Board and Chief Executive Officer, and by John S. Moremen, its Secretary, this 29th day of January, 1987.

                         /s/ W.L. Lyons Brown, Jr.
                         W.L. Lyons Brown, Jr.
                         Chairman of the Board and
                         Chief Executive Officer


                         /s/ John S. Moremen
                         John S. Moremen
                         Secretary

Attest:

/s/ John S. Moremen
John S. Moremen
Secretary

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State of Kentucky   )
                    ) ss:
County of Jefferson )

BE IT REMEMBERED that on this 29th day of January, 1987, personally came before me, a Notary Public in and for the State and County aforesaid, W.L. Lyons Brown, Jr., Chairman of the Board and Chief Executive Officer of Brown-Forman Inc., a corporation of the State of Delaware, the corporation described in, and the seal of which is affixed to, the foregoing Restated Certificate of Incorporation known to me personally to be such, and he, the said W.L. Lyons Brown, Jr., as such Chairman of the Board and Chief Executive Officer, duly executed said certificate before me and acknowledged said Restated Certificate of Incorporation to be his act and deed and the act and deed of such Corporation; that the signatures of the said Chairman of the Board and Chief Executive Officer, and of John S. Moremen, Secretary of said Corporation, to said foregoing certificate are in the handwriting of said Chairman of the Board and Chief Executive Officer and Secretary of said Corporation, respectively, and the seal affixed to said Restated Certificate of Incorporation is the seal of said Corporation.

IN WITNESS WHEREOF, I have hereto set my hand and seal of office the day and year aforesaid.

                    /s/ Wanda L. Welch
                    Notary Public, Jefferson County, Kentucky

                    My Commission Expires:  June 22, 1988

This instrument prepared by:

/s/ James S. Welch
James S. Welch
Ogden & Robertson
1200 One Riverfront Plaza
Louisville, Kentucky 40202
(502)582-1601

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